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As filed with the Securities and Exchange Commission on July 10, 2003

Registration No. 333-105911

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLYTH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2984916 (I.R.S. Employer Identification No.)

One East Weaver Street
Greenwich, Connecticut 06831
(203) 661-1926
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert B. Goergen
Chairman, Chief Executive Officer and President
Blyth, Inc.
One East Weaver Street
Greenwich, Connecticut 06831
(203) 661-1926
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:
Bruce D. Kreiger, Esq.
Blyth, Inc.
One East Weaver Street
Greenwich, Connecticut 06831
(203) 661-1926
and
Harold B. Finn III, Esq.
Finn Dixon & Herling LLP
One Landmark Square
Stamford, Connecticut 06901
(203) 325-5000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, par value $0.02	299,964	$27.915	$8,373,495.06	$677.42

(1)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of common stock of the registrant reported by the New York Stock Exchange on June 2, 2003.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

299,964 Shares

Blyth, Inc.

Common Stock

        The selling stockholder named in this prospectus is selling a total of 299,964 shares of our common stock, par value $0.02 per share. We will not receive any proceeds from the sale of common stock in this offering. The selling stockholder or persons associated with the selling stockholder will pay all of the expenses associated with the registration of the common stock in this offering and this prospectus and the other costs, if any, associated with any sale of the common stock in this offering.

        Our common stock currently trades on the New York Stock Exchange under the symbol "BTH." On July 8, 2003, the last reported sale price of our common stock was $29.03.

        Our principal executive offices are located at One East Weaver Street, Greenwich, Connecticut 06831, and our telephone number at such address is (203) 661-1926.

    See "Risk Factors" on pages 3 through 5 of this prospectus to read about risks which you should consider before buying shares of our common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2003.

        In this prospectus, the terms "Blyth," "our company," "we," "us," and "our" refer to Blyth, Inc. and include all of our consolidated subsidiaries unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (which is referred to herein as the "SEC"). You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov. The SEC allows us to incorporate by reference the information that is in documents that we file with them, which means that we can disclose important information to you by referring you to those documents.

        The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the common stock is sold:

1.
Our Annual Report on Form 10-K for the year ended January 31, 2003, including portions of our Proxy Statement dated May 1, 2003, relating to our 2003 Annual Meeting of Stockholders, which are incorporated therein by reference.

2.
Our Proxy Statement dated May 1, 2003.

3.
The description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on April 19, 1994.

4.
Our Current Reports on Form 8-K filed on March 24, 2003, April 3, 2003, April 9, 2003 (two such reports filed on that date) and April 17, 2003, our Current Report on Form 8-K/A filed on April 17, 2003 (amending one of our reports filed on April 9, 2003), and our Current Report on Form 8-K filed on June 4, 2003.

5.
Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2003, filed on June 16, 2003.

        You may receive a copy of any of these filings, at no cost, by writing or calling Blyth, Inc., Investor Relations, One East Weaver Street, Greenwich, Connecticut, 06831-5118, telephone number (203) 661-1926.

        We have filed with the SEC a registration statement to register the offer and sale of the common stock under the Securities Act of 1933, as amended. This prospectus is part of that registration statement, but it omits certain information contained in the registration statement as permitted by SEC rules. You may obtain copies of the registration statement, including exhibits, as noted above.

FORWARD-LOOKING STATEMENTS

        Certain statements under the headings "Summary Information About Blyth" and "Risk Factors" in this prospectus, as well as certain information incorporated by reference as described under the heading "Where You Can Find More Information," constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements give our current expectations or forecasts of future events. You can usually identify these statements by the fact that they do not relate strictly to historical or current facts. They often use words such as "anticipate," "estimate", "expect", "project", "intend", "plan", "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

        Any or all of our forward-looking statements in this prospectus and information incorporated by reference may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, many factors discussed under the heading "Risk Factors" in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

SUMMARY INFORMATION ABOUT BLYTH

        Blyth designs, manufactures, markets and distributes an extensive line of candles and home fragrance products, as well as Away From Home or Foodservice products, in its Candles and Home Fragrance business segment. In its Creative Expressions business segment, Blyth also designs, markets and distributes a wide range of home décor and decorative seasonal products. We have operations within and outside the United States and sell our products worldwide. A more detailed description of our business is contained in our Annual Report on Form 10-K for the year ended January 31, 2003, which we have incorporated by reference in this prospectus.

RISK FACTORS

        Investing in our common stock will provide you with an equity ownership interest in Blyth. The value of your investment may increase or decrease. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, results of operation and/or cash flows. This would likely cause the trading price of our common stock to decline, and you may lose all or part of your investment. You should not consider the following risk factors to be a definitive list of all risks associated with our business and operations and you should read them in conjunction with the risks and uncertainties and cautionary statements contained in our other filings with the SEC.

As we grow it will be difficult to maintain our historic growth rates.

        We have grown substantially in past years. While we expect continued growth, we expect that our future rate of growth will be less than our historical growth rate. In our Candles and Home Fragrance business segment we expect the international market to grow faster than the domestic market. The market for our Away From Home products has also grown, although more slowly than the market for our candles and home fragrance products, and we expect it will continue to do so.

        Our ability to continue to grow depends on several factors, including the following:

  •
  market acceptance of our existing products,

  •
  the successful introduction of new products,

  •
  our ability to recruit new independent sales consultants,

  •
  sourcing of raw materials, and

  •
  increases in production and distribution capacity to meet demand.

        Our sales and earnings results have been impacted negatively by a slowing of the United States economy and the economies of some European countries and by a drop in consumer confidence at both the individual and retailer levels. If the United States economy or the economies in some European countries in which we sell our products slow further or consumer confidence drops further, our operating results may be materially adversely affected.

        Our past growth in both our Candles and Home Fragrance business segment and our Creative Expressions business segment has been due, in part, to acquisitions. We expect our future growth in our Candles and Home Fragrance business segment to be primarily organic, with the possibility of selective acquisitions, and we continue to pursue strategic acquisitions in our Creative Expressions business segment. There can be no assurance that we will be able to continue to identify suitable acquisition candidates, to consummate acquisitions on terms favorable to us, to finance acquisitions or to integrate successfully acquired operations. In the future, acquisitions may contribute more to our overall sales growth rate than they have historically.

We face risks associated with doing business abroad.

        Our international business has grown at a faster rate than our sales in the United States in recent years. In addition, we source a portion of our candles, accessories and decorative gift bags and seasonal décor products from independent manufacturers in the Pacific Rim, Europe and Mexico. We face a variety of risks generally associated with doing business in foreign markets and manufacturing merchandise abroad, including:

  •
  fluctuations in currency exchange rates,

  •
  international public health crises,

  •
  economic and political instability,

  •
  transportation delays,

  •
  difficulty in maintaining quality control,

  •
  restrictive actions by foreign governments,

  •
  nationalizations,

  •
  the laws and policies of the United States and some European markets affecting importation of goods (including duties, quotas and taxes) and

  •
  trade and foreign tax laws.

We may not be able to respond to increased product demand.

        Our ability to meet future demand for candles and home fragrance products and creative expressions products will be dependent upon our success in:

  •
  bringing new production and distribution capacity on line in a timely manner,

  •
  improving our ability to forecast anticipated product demand to continue to fill customer orders promptly,

  •
  improving management information systems to respond promptly to customer orders, and

  •
  training, motivating and managing new employees.

        If we are unable to meet future demand for products in a timely and efficient manner, our operating results could be materially adversely affected.

We are dependent on the availability of raw materials.

        For some raw materials that we use, there may be temporary shortages due to capacity, availability, a change in raw material requirements, weather or other factors, including disruptions in supply caused by raw material transportation or production delays. These types of raw material shortages could have a material adverse effect on our operations. In addition, recent increases in oil prices may have a material adverse effect on the availability of petroleum-based products used in the manufacture of our candles and home fragrance products.

We depend on key personnel.

        Our success depends upon the contributions of key corporate management personnel, particularly our Chairman, Chief Executive Officer and President, Robert B. Goergen. We do not have employment contracts with any of our key corporate management personnel except for Mr. Goergen, nor do we maintain any key person life insurance policies. The loss of any of the key corporate management personnel could have a material adverse effect on our business.

Our markets are highly competitive, and market conditions and the strengths of competitors may harm our business.

        Our business is highly competitive, both in terms of price and new product introductions. The worldwide market for candles and home fragrance products and creative expressions products is highly fragmented, with numerous suppliers serving one or more of the distribution channels served by us. Because there are relatively low barriers of entry into the Candles and Home Fragrance and Creative Expressions business segments, we may face increased future competition from other companies, some of which may have substantially greater financial and marketing resources than those available to us.

        We compete with companies offering candles manufactured at low cost in foreign countries. In addition, some competitors focus on a particular geographic or single-product market and attempt to gain or maintain market share solely on the basis of price.

Terrorist acts, acts of war, other hostilities and the international political climate have created significant instability and uncertainty in the world.

        The September 11, 2001 terrorist attacks affected, and the war with Iraq, tensions relating to North Korea and other countries and changes in international political conditions as a result of these events and conditions may continue to affect, the U.S. and the global economy, which may exacerbate other risks faced by our business.

Any failure in our information technology systems could disrupt our operations.

        Our information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure which have experienced significant system failures and outages in the past. Our systems are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. The occurrence of any of these events could disrupt or damage our information technology systems and inhibit our internal operations, our ability to provide services to our customers and the ability of our customers and sales personnel to access our information technology systems.

USE OF PROCEEDS

        Blyth will not receive any proceeds from the sale of our common stock covered by this prospectus.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        All offers and sales of common stock covered by this prospectus will be made in connection with the settlement of familial litigation that is pending amongst Ms. Glora Bee Helm and certain of her related parties (the "Helm Parties") and Roger A. Anderson, and certain of his related parties (the "Anderson Parties"). Mr. Anderson is a member of Blyth's Board of Directors and also presently serves as a member of the Board's Audit Committee and as Chairman of the Board's Nominating and Governance Committee.

        Pursuant to the settlement, the Anderson Parties have agreed to transfer (the "Anderson to Helm Transfer") a total of 299,964 shares of common stock (the "Shares"), which are held in three different partnerships of which Mr. Anderson is either the managing general partner or a general partner, to the Glora Bee Helm Individual Retirement Account (the "Helm IRA"). The closing for the actual delivery of the Shares by the Anderson Parties to the Helm IRA is expected to take place as soon as practicable following the effectiveness of the registration statement of which this prospectus is a part. Subsequent to the closing, the Helm IRA intends to effect sales of the Shares (the "Helm Sales"). Blyth has been advised by the Helm IRA that all Helm Sales will be effected following the date of this prospectus in ordinary brokerage transactions which will meet the definition of "brokers transactions", as set forth in Rule 144(g) under the Securities Act of 1933, as amended (the "Securities Act"). No other means of distribution is contemplated by this prospectus with respect to the Helm Sales. This prospectus covers all offers and sale of shares relating to the Helm Sales. Such offers and sales have been registered to address the possibility that one or more of the Helm Parties may be deemed to be an "underwriter", as such term is defined under the Securities Act, in connection with such offers and sales. Blyth has been advised by representatives of the Helm Parties that neither Glora Bee Helm nor the Helm IRA is a broker-dealer or an affiliate of a broker-dealer.

        The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling stockholder in this offering, after giving effect to the Anderson to Helm Transfer. The number of shares of common stock owned by the selling stockholder after completion of the offering and its percentage ownership of our common stock after the offering assumes that all 299,964 shares of common stock included in the offering will be sold and that no additional shares of Blyth will be acquired by such selling stockholder.

Selling stockholder	Number of Shares Of Common Stock Owned prior to the Offering	Maximum Number of Shares to be Offered by Selling Stockholder	Number of Shares of Common Stock to be Owned After Completion of the Offering	Percentage Ownership After Completion of The Offering
Glora Bee Helm Individual Retirement Account	299,964	299,964	0	0%

LEGAL COUNSEL

        Bruce D. Kreiger, Esq. has issued an opinion as to the legality of the shares covered by this prospectus. Mr. Kreiger presently serves as Vice President, General Counsel and Secretary to Blyth.

EXPERTS

        The audited consolidated financial statements and schedule of our company, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended January 31, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

Limitation of Directors' Liability

        The Delaware General Corporation Law ("DGCL") provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director (i) for any breach of fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) under Section 174 of the DGCL, which relates to liability for unlawful payments of dividends or unlawful stock repurchases or redemptions, (iv) for any transactions from which the director derived an improper personal benefit, or (v) for any act or omission prior to the adoption of such provision in the certificate of incorporation. Our Restated Certificate of Incorporation contains a provision eliminating the personal liability for money damages of its directors to the full extent permitted under the DGCL.

Indemnification and Insurance

        The DGCL contains provisions setting forth conditions under which a corporation may indemnify its directors and officers. Our Restated Certificate of Incorporation and Restated By-Laws provide that a director or officer who is a party to any action, suit, or proceeding shall be entitled to be indemnified by us to the extent permitted by the DGCL against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such director or officer in connection with such action, suit or proceeding. We maintain a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of our company for certain liabilities.

Agreements

        We have entered into indemnity agreements with directors which obligate us to indemnify them to the fullest extent permitted by the DGCL.

Position of the Securities and Exchange Commission on Indemnification for Securities Act Liabilities

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described under "INDEMNIFICATION" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

299,964 Shares

BLYTH, INC.

COMMON STOCK

PROSPECTUS

July 14, 2003

        We have not authorized anyone to give any information or to make any representations concerning the offering of the common stock except that which is in the prospectus, or which is referred to under the heading "Where You Can Find More Information" in the prospectus. If anyone gives or makes any other information or representation, you should not rely on it. The prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities which are referred to in the prospectus. The prospectus is not an offer to sell or a solicitation of any offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of the prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of the prospectus. You should also be aware that information in the prospectus may change after this date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered, assuming one issuance of securities:

Registration Fee	$677.42
Printing Fee	$1,000.00
Accounting Fees*	$5,000.00
Legal Fees*	$35,000.00
Miscellaneous*	$1,000.00

Total	$42,677.42

*
Estimated

Item 15.    Indemnification of Directors and Officers.

        The Delaware General Corporation Law ("DGCL") provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director (i) for any breach of fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) under Section 174 of the DGCL, which relates to liability for unlawful payments of dividends or unlawful stock repurchases or redemptions, (iv) for any transactions from which the director derived an improper personal benefit, or (v) for any act or omission prior to the adoption of such provision in the certificate of incorporation. Our Restated Certificate of Incorporation contains a provision eliminating the personal liability for money damages of its directors to the full extent permitted under the DGCL.

        The DGCL contains provisions setting forth conditions under which a corporation may indemnify its directors and officers. Our Restated Certificate of Incorporation and Restated By-Laws provide that a director or officer who is a party to any action, suit, or proceeding shall be entitled to be indemnified by us to the extent permitted by the DGCL against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such director or officer in connection with such action, suit or proceeding. We maintain a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of our company for certain liabilities.

        We have entered into indemnity agreements with directors which obligate us to indemnify them to the fullest extent permitted by the DGCL.

Item 16.    Exhibits.

Exhibit No.	Description of Exhibit
5*	Opinion and consent of Finn Dixon & Herling LLP, counsel to the Registrant
23.1**	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Finn Dixon & Herling LLP, counsel to the Registrant (included in Exhibit 5)
24*	Power of Attorney

*
Previously filed.
**
Filed herewith.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

          1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4.    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on July 10, 2003.

BLYTH, INC.
By:	/s/ ROBERT B. GOERGEN Robert B. Goergen, Chairman of the Board, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ ROBERT B. GOERGEN Robert B. Goergen	Chairman, Chief Executive Officer and President; Director (Principal Executive Officer)	July 10, 2003
/s/ ROBERT H. BARGHAUS Robert H. Barghaus	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 10, 2003
* John E. Preschlack	Director	July 10, 2003
* John W. Burkhart	Director	July 10, 2003
* Pamela M. Goergen	Director	July 10, 2003
* Neal I. Goldman	Director	July 10, 2003
* Philip Greer	Director	July 10, 2003
* Carol J. Hochman	Director	July 10, 2003
* Roger A. Anderson	Director	July 10, 2003
* Howard E. Rose	Director	July 10, 2003
*By:	/s/ BRUCE D. KREIGER Bruce D. Kreiger, Attorney in Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
5*	Opinion and consent of Bruce D. Kreiger, Esq., General Counsel to the Registrant
23.1**	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Bruce D. Kreiger, Esq. (included in Exhibit 5)
24*	Power of Attorney

*
Previously filed.

**
Filed herewith.

QuickLinks

WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY INFORMATION ABOUT BLYTH
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION
LEGAL COUNSEL
EXPERTS
INDEMNIFICATION
TABLE OF CONTENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS